Exhibit 10.1

AMENDMENT TO

AMENDED AND RESTATED

CANCER GENETICS, INC.

2011 EQUITY INCENTIVE PLAN

        This Agreement, dated as of October 11, 2016, amends the Cancer Genetics, Inc. Amended and Restated 2011 Equity Incentive Plan, as previously amended, effective as of May 14, 2015 (the "Plan"). All capitalized terms not defined herein shall have the meanings set forth in the Plan.

R E C I T A L S

        WHEREAS, Section 19.2 of the Plan reserves to the Board of Directors ("Board") of Cancer Genetics, Inc. (the "Company") the right to amend the Plan from time to time; and

        WHEREAS, the Board desires to further amend the Plan to increase the number of shares available for issuance thereunder by 500,000 shares in the manner hereinafter provided, subject to approval by the Company's stockholders.

        NOW THEREFORE, the Plan is hereby amended as follows:

        1.    Amendments.    Section 4.1 of the Plan is amended and restated in its entirety as follows:

        "Section 4.1    Share Limitation.    Subject to adjustment pursuant to Section 4.2 hereof, the maximum aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be 3,150,000 shares, all of which may, but need not, be issued in respect of Incentive Stock Options. Shares of Common Stock issued under the Plan may be either authorized but unissued shares or shares held in the Company's treasury. Any shares of Common Stock subject to Awards that are settled in Common Stock shall be counted against the maximum share limitations of this Section 4.1 as one share of Common Stock for every share of Common Stock subject thereto, regardless of the number of shares of Common Stock actually issued to settle the Stock Option or Stock Appreciation Right upon exercise. To the extent that any Award under the Plan payable in shares of Common Stock is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the shares of Common Stock covered thereby will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations. Shares of Common Stock that otherwise would have been issued upon the exercise of a Stock Option or in payment with respect to any other form of Award, that are surrendered in payment or partial payment of taxes required to be withheld with respect to the exercise of such Stock Option or the making of such payment, will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations."

        2.    No Other Changes.    Except as set forth herein, the Plan shall remain in full force and effect without modification.

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        IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this Amendment as of the date first above written as evidence of its adoption by the Company.

CANCER GENETICS, INC.

By:	/s/ Ed Sitar
	Name:	Ed Sitar
	Title:	Chief Financial Officer